Exhibit 32.1
CERTIFICATIONS
Harry Kletter and Alan Schroering, being the Vice-Chairman and Chief Executive Officer and VP of Finance and Interim Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 14th day of November, 2012, that the Form 10-Q for the Quarter ended September 30, 2012, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

/s/ Harry Kletter
Harry Kletter, Chief Executive Officer

/s/ Alan Schroering
Alan Schroering, VP of Finance and Interim Chief Financial Officer